Exhibit 99.1

1

Investor Relations:

Dave Morse, CEO, 888-600-1044 ext. 5

info@pocketfinder.com

Location Based Technologies, Inc. CEO Letter to Shareholders

IRVINE, Calif. May 21, 2014 Location Based Technologies® Inc. (OTCBB:LBAS) CEO, Dave Morse, has released a letter to shareholders.

Dear Shareholders,

I have recently received many calls and emails from shareholders expressing disappointment and concern about LBT’s financial performance. Without exception, we all share your same sentiment. While knowing that success is a journey filled with ups and downs, it is nevertheless not as important to know the reasons why we didn't achieve our performance targets as much as is the fact that we didn’t achieve them. As difficult as that is, it has given us all, here at LBT, a stronger resolve to become even more focused on those things that we can do to create momentum and achieve positive results. Thankfully, in our case, as long as we continue to increase our customer base, persistence is the most sure predictor of success.

Like many other companies both large and small, LBT was hampered by tremendous economic challenges through 2013. However, we are certainly not out of the game, and based on lessons learned, we have a plan to play differently. I want to share with you some insight into a few initiatives that will have an impact on our approach this year – both in the commercial and consumer markets.

Commercial

After a year of discussion, planning, and negotiating with UT Battelle, the managing company of the Oak Ridge National Laboratory (ORNL) for the Department of Energy (DOE), LBT was awarded a 15-month exclusive contract to integrate DOE’s VERDE (Visualizing Energy Resources Dynamically on the Earth) platform with LBT’s proprietary geo-location platform to be offered commercially through LBT to utility companies in both the public and private sectors. This VERDE system is what the Federal Emergency Management Agency (FEMA) and other agencies rely upon during emergency events to display the damage to the energy sector within each state, when restoration is expected to occur, what response measures are being taken, and what is needed in terms of restoring electric power. Bill Irwin, disaster program manager for the U.S. Army Corps of Engineers, said, “It was difficult to get a clear picture of what was going on. Now we rely on the DOE as the authoritative source.” Those responsible for implementation of the DOE VERDE system have been named as “Service to America” 2014 Finalists for the Homeland Security and Law Enforcement Medal. The VERDE solution provides:

a)	a set of unique/powerful tools to enhance situational awareness for utilities’ operation centers;
b)	new capability for field supervisors to more effectively manage power restoration;
c)	visibility to power outages along with up-to-the minute severe weather info from VERDE data feeds;
d)	and real-time tracking of response crews and equipment with LBT’s GPS data – all on a single map.

Initial commercial prospects wanting VERDE shared what they see are the immediate benefits:

1)	more effective emergency preparation planning,
2)	better assessment of critical needs for mobilized equipment,
3)	faster response time in the field for communities with urgent needs,
4)	enhanced evaluative tools to assess real-time dangers for work crews,
5)	reduced operations costs by knowing what equipment is needed and where/when to send it.

Based on early feedback, we think this could be a major game changer for LBT, and for the market.

The LBT and ORNL VERDE platform integration is underway. This is a collaborative development effort that will complete within 30-days followed by controlled demonstrations to key accounts happening as early as in June. This timeline is critical due to the fact that the sales cycle is longer, but we are not waiting for finished product to get things rolling with sales. The second reason it is critical is due to the fact that weather predictions for 2014 indicate it may be one of the worse severe weather seasons we’ve experienced in a long time in North America. We’d like to have this in place for Utilities to take advantage of its benefits for reasons of both safety and security.

Our go-to-market approach will include working with channel partners who currently service major accounts in the Utility market – the first of which is a strategic partner who has participated in the discussions with ORNL from inception. Our excitement for successful execution of this commercial business initiative is rooted in the opportunity to balance out our reliance on AT&T by signing up other national as well as large regional clients. In parallel with our Utility market approach we will be seeking GPS technology partners that may want to provide the VERDE integration into solutions for the Telematics market servicing large trucking and equipment fleets. Our pursuit of software only business opportunities may include development of weather and power-outage mobile app overlay that is marketed to consumers.

Consumer

There are three primary shifts in our consumer market strategy launching in 2014:

1)	shift away from focusing only on small online resellers;
2)	partner with large distributors that have a strong channel presence with medium to large retail chains;
3)	selling pre-paid Service Plans like we do for our commercial accounts.

The approach to offer prepaid plans provides our customers with more convenience, no service interruptions because of lapse in billing, and helps with LBT internal operations by receiving payment up-front. Additionally, this may also create a way for retailers to be able to resell our Service Plans bundled with PocketFinder in the near future.

In the US and Canada we are working with Synnex to develop key account plans to offer PocketFinder consumer products online and then transition into retail brick-and-mortar. This approach is necessary in preparation for launch of our 3G based PocketFinder products later this year. We have engaged with Ingram Micro, the world’s largest IT and consumer electronics products distributor, and hope to bring them on board soon. Ingram Micro would serve as a strategic partner in further development of our retail business in parallel with development of our commercial business as they have over 20,000 value-added resellers who sell into every commercial industry in North America.

We are also in pursuit of specialty channels; namely Auto Dealer channel, Pet channel, Sporting Goods channel, as well as Senior Independent and Assisted Living channel. LBT has previously sold products for use in these “markets’ but we have not yet pursued business through a dedicated channel. Each of these channels represents significant pockets of consumers who have varying needs for locating and monitoring loved ones – both two-legged and 4-legged – as well as valuables worth recovering. The first two channels will be Auto Dealers and Senior Living markets in US, with programs expected to launch as early as this summer.

Though this past 2013 year-end holiday sales season was brutal for all retailers worldwide, we managed to have a 150% sales increase over our previous year. Currently, the average street price for our PocketFinder product has come up by about 25% since February with the adoption of a Minimum Advertised Price policy to discourage a handful of resellers from selling our products at single-digit margins, which has now resulted in larger resellers like Amazon, Best Buy, and Walmart increasing orders because they can maintain better margins. We expect to see a positive impact to consumer sales this quarter.

We support our earlier projection based on our current order pipeline along with conservative estimates of what we may be able to achieve with our market expansion to generate $4,000,000 to $5,000,000 of revenue in calendar year 2014. This estimate does not include sales to the US military, which would only add to those figures.

Our singular focus in 2014 – profitability. Now that baseball season is in swing, let me say we will continue to work hard for “base hits’, because we know base hits are how ball games are won. Home runs are just an added bonus. Each hit gets us closer to building the momentum needed to reaching and sustaining profitability. We appreciate your patience and your feedback. We wouldn’t be able to make this a successful endeavor without your support. Thank you!

Sincerely,

David M. Morse, PhD

CEO